Exhibit 10.5

NXT NUTRITIONALS HOLDINGS, INC.

CERTIFICATE OF DESIGNATION
OF
SERIES A CONVERTIBLE PREFERRED STOCK

(Pursuant to Section 151 of the General Corporation Law of the State of Delaware)

The undersigned, the authorized officer of NXT Nutritionals Holdings, Inc., a Delaware corporation (the “Corporation”), in accordance with the provisions of Section 103 of the General Corporation Law of the State of Delaware (the “DGCL”) does hereby certify that, in accordance with Section 141 of the DGCL, the following resolution was duly adopted by the Board of Directors of the Corporation on November 15, 2011:

RESOLVED, that the Board of Directors, pursuant to authority expressly vested in it by the Certificate of Incorporation of the Corporation, hereby authorizes the issuance of a series of Preferred Stock, par value $.001 per share, of the Corporation, and hereby fixes the designation, preferences, rights and the qualifications, limitations and restrictions thereof, in addition to those set forth in the Certificate of Incorporation of the Corporation, as follows:

SERIES A CONVERTIBLE
PREFERRED STOCK

Section 1. Designation; Amount; and Issue Date.  The shares of such series shall be designated as “Series A Convertible Preferred Stock” (the “Series A Convertible Preferred Stock”), the par value thereof shall be $.001 per share and the number of issued and outstanding shares constituting the Series A Convertible Preferred Stock shall be 13,075,468 (as may be adjusted by the Corporation from time to time pursuant to Section 5). The “Issue Date” shall mean the date that shares of Series A Convertible Preferred Stock are first issued by the Corporation. The Issue Date shall be deemed to be the date of issuance of the Series A Convertible Preferred Stock regardless of the number of times transfer of any such shares is made on the stock records maintained by or for the Corporation and regardless of the number of certificates which may be issued to evidence such shares.

Section 2. Rank. With respect to dividend rights, the Series A Convertible Preferred Stock will rank: (i) senior to: (A) the common stock, par value $.001 per share (the “Common Stock”) of the Corporation; (B) all other classes of common stock of the Corporation; and (C) each other class or series of preferred stock of the Corporation now or hereafter established by the Board of Directors (the “Board of Directors” or the “Board”) of the Corporation (collectively referred to as “Junior Stock”) unless the holder(s) of at least 67% of the shares of the Series A Convertible Preferred Stock consent in writing to the creation of Parity Stock or Senior Stock in accordance with Section 7, respectively prior to the issuance thereof (as defined below); (ii) on a parity with each other class or series of preferred stock of the Corporation established hereafter by the Board of Directors, the terms of which expressly provide that such class or series will rank on a parity with the Series A Convertible Preferred Stock as to dividend rights (collectively referred to as “Parity Stock”); and (iii) junior to each class or series of preferred stock of the Corporation established hereafter by the Board, the terms of which class or series expressly provide that such class or series will rank senior to the Series A Convertible Preferred Stock as to dividend rights (collectively referred to as “Senior Stock”).

Section 3. Dividends and Distributions.

(a) From and after the Issue Date, the holders of each share of Series A Convertible Preferred Stock shall be entitled to receive dividends at an annual rate (the “Annual Dividend”) per share equal to the “Dividend Amount”.  The “Dividend Amount” shall be equal to the quotient obtained by dividing: (i) the numerator, which shall be equal to the greater of: (a) 10% of the then outstanding Principal Amount (as defined below) of the Note (as defined below) as of December 31st of the year for which the Annual Dividend is paid (provided that the Note remains issued and outstanding and has not been prepaid by the Corporation); or (b) 10% of the Net Income (as defined below) of the Corporation in excess of $500,000 for the applicable fiscal year of the Corporation and the denominator which is equal to 13,075,468.  The Board of Directors of the Corporation may, in its discretion with respect to each applicable fiscal year (i) pay all or any portion of the Annual Dividend in cash in accordance with subsection (c) below; or (ii) elect not to pay currently the Annual Dividend (provided that the Note remains issued and outstanding and has not been prepaid by the Corporation) and instead accrue the Annual Dividend and increase the Principal Amount of the Note by the amount of the Annual Dividend which shall then be due and payable on the Maturity Date of the Note.  In the event that the Note has been repaid in full by the Corporation, the Annual Dividend shall be determined only by subclause (b) above and if the Annual Dividend is accrued and not paid currently, the Annual Dividend may be paid on the Dividend Payment Date or accrued and payable to the holder in cash not later than the Mandatory Conversion Date. The “Principal Amount” shall mean the subscription amount of the holder of the Note on the Issue Date as increased from time to time by addition, if applicable, of the Annual Dividend; the “Note” shall mean the Senior Secured Note issued to certain holders pursuant to a Securities Purchase Agreement dated November 21, 2011; the “Net Income” shall mean the net income from operations of the Corporation and its subsidiaries taken as a whole, after deducting interest, taxes, depreciation, and amortization, and any charges in connection with the embedded derivative in the Series A Convertible Preferred Stock, but prior to deduction for the payment of any dividends, for the fiscal year for which the Annual Dividend is being paid. The “Maturity Date” shall mean the fourth (4th) anniversary of the Issue Date of the Note and the Series A Convertible Preferred Stock, provided that in the event the Closing is conducted in more than one closing, the Note as amended shall have the Maturity Date as of the initial Closing Date.

(b) Dividends shall be computed on the basis of a 360-day year consisting of twelve 30-day months and will accrue from the date of initial issuance, or from the most recent date to which dividends have been paid or duly provided for.

(c) Dividends shall accrue commencing as of January 1, 2012, and shall be payable annually, in arrears, on March 31 of the year following the applicable fiscal year (each, a “Dividend Payment Date”) as follows: (i) the Annual Dividend for the fiscal year ending December 31, 2012 shall be payable on March 31, 2013; (ii) the Annual Dividend for the fiscal year ending December 31, 2013 shall be payable on March 31, 2014; (iii) the Annual Dividend for the fiscal year ending December 31, 2014 shall be payable on March 31, 2015; and (iv) the Annual Dividend for the fiscal year ending December 31, 2015 shall be payable on March 31, 2016 to the record holder(s) of the Series A Preferred Stock on the Mandatory Conversion Date, notwithstanding that a Mandatory Conversion Date shall have occurred. March 31, 2016 shall sometimes be referred to as the Final Dividend Payment Date not withstanding that the Mandatory Conversion Date (as defined in subsection (c) below) of the Series A Convertible Preferred Stock shall be the fourth (4th) anniversary of the Issue Date.  In the event that the Series A Convertible Preferred Stock is converted prior to the Mandatory Conversion Date, the Annual Dividend shall be: (i) prorated based upon the number of days the Series A Convertible Preferred Stock was held during the applicable fiscal year prior to the date of conversion divided by 360; and (ii) payable on the next Dividend Payment Date.  The record date for the determination of holders of shares of Series A Convertible Preferred Stock entitled to receive a payment of the Annual Dividend for each applicable fiscal year shall be December 31, respectively, in each fiscal year, beginning December 31, 2012. In addition, to the extent that any Annual Dividend for any applicable fiscal year has been accrued and not paid and the Board has not elected pursuant to Section 3(a) to increase the Principal Amount of the Note, any and all such unpaid Annual Dividend shall be payable on the Final Dividend Payment Date (March 31, 2016).

Section 4. Transfer.  The Series A Convertible Preferred Stock may not be sold, assigned, transferred, exchanged, pledged or otherwise disposed of or encumbered (any of the foregoing, a “Transfer”), in whole or in part, without the prior written consent of the Corporation.  Any purported Transfer of all or any portion of a holder’s shares of Series A Convertible Preferred Stock in violation of this Certificate of Designation shall be null and void, and will not be entered in the ownership records of the Corporation.

Section 5. Conversion.

(a) Subject always to Section 5(c) and Section 6, each holder of the Series A Convertible Preferred Stock shall have the right to convert the Series A Convertible Preferred Stock, at any time, from time to time, in whole or in part, into shares of Common Stock in accordance with this 5.  Each share of Series A Convertible Preferred Stock shall initially be convertible at the Corporation’s office into one (1) fully paid and nonassessable shares of Common Stock (calculated as to each conversion to the nearest 1/100th of a share) (the “Initial Conversion Rate”); provided that the Initial Conversion Rate shall be adjusted to a conversion rate (calculated to the nearest 1/100th of a share of common stock) (the “Final Conversion Rate”) on the Adjustment Date equal to: (i) 20% of the sum of: (A) all issued and outstanding shares of Common Stock of the Corporation on a fully diluted basis immediately prior to the conversion of any Series A Convertible Preferred Stock; and (B) the number of shares of Common stock issuable at the Initial Conversion Rate; (ii) divided by 13,075,468.  The “Adjustment Date” means the first date on which any shares of Series A Convertible Preferred Stock are converted into shares of Common Stock, which shall be the Mandatory Conversion Date (as defined below) if there are no conversions prior to the Mandatory Conversion Date. The shares of Common Stock issuable upon conversion of each share of Series A Preferred Stock are referred to as the “Conversion Shares”). All shares of Common Stock which may be issued upon conversion of the shares of Series A Convertible Preferred Stock will upon issuance by the Corporation be duly and validly issued, fully paid and nonassessable and free from all taxes, liens and charges with respect to the issuance thereof, and the Corporation shall take no action which will cause a contrary result.

(b) The right of the holder of Series A Convertible Preferred Stock to convert such shares into Common Stock shall be exercised by surrendering for such purposes to the Corporation or its agent, as provided above, certificates representing the shares of Series A Convertible Preferred Stock to be converted, duly endorsed in blank or accompanied by proper instruments of transfer and a notice of conversion.  The Corporation shall not, however, be required to pay any tax which may be payable in respect of any transfer involved in the issue and delivery upon conversion of shares of Series A Convertible Preferred Stock or other securities or property in a name other than that of the holder of the shares of the Series A Convertible Preferred Stock being converted, and the Corporation shall not be required to issue or deliver any such shares or other securities or property unless and until the person or persons requesting the issuance thereof shall have paid to the Corporation the amount of any such tax or shall have established to the satisfaction of the Corporation that such tax has been paid.

(c) Upon the Maturity Date (the “Mandatory Conversion Date”), each share of Series A Convertible Preferred Stock shall automatically and mandatorily convert into the Conversion Shares (a “Mandatory Conversion Event”) at the Final Conversion Rate (whichever is then in effect).  Upon delivery by the Corporation of notice of a Mandatory Conversion Event to the holder(s) of Series A Convertible Preferred Stock, such holders shall surrender to the Corporation or its agent, on the date specified by the Corporation in the notice of a Mandatory Conversion Event, certificates representing all shares of the Series A Convertible Preferred Stock, duly endorsed in blank or accompanied by proper instruments of transfer.  The Conversion Date for all purposes of conversion pursuant to a Mandatory Conversion Event shall be deemed to be the Mandatory Conversion Date.

(d) The Corporation (and any successor corporation) shall take all action necessary so that a number of shares of the authorized but unissued Common Stock (or common stock in the case of any successor corporation) sufficient to provide for the conversion of the Series A Convertible Preferred Stock outstanding upon the basis provided for herein are at all times reserved by the Corporation (or any successor corporation), free from preemptive rights, for such conversion.  If the Corporation shall issue any securities or make any change in its capital structure which would change the number of shares of Common Stock into which each share of the Series A Convertible Preferred Stock shall be convertible as herein provided, the Corporation shall at the same time also make proper provision so that thereafter there shall be a sufficient number of shares of Common Stock authorized and reserved, free from preemptive rights, for conversion of the outstanding Series A Convertible Preferred Stock on the new basis. Notwithstanding anything to the contrary herein, the Corporation shall not issue any securities or make any change in its capital structure if as a result thereof the Corporation would not have sufficient shares of Common Stock to issue upon conversion of the issued and outstanding shares of Series A Convertible Preferred Stock.

(e) Upon the surrender of certificates representing shares of Series A Convertible Preferred Stock for conversion on the terms hereof, the person converting shall be deemed to be the holder of record of the Common Stock issuable upon such conversion, and all rights with respect to the shares surrendered shall forthwith terminate, except the right to receive the Common Stock.

(f) No fractional shares of Common Stock shall be issued upon conversion of Series A Convertible Preferred Stock and the aggregate number of shares of Common Stock which would otherwise be issuable upon any shares surrendered for conversion at one time by the same holder shall be rounded up to the nearest whole number.

(g) Except with respect to the Annual Dividend payable on the Final Dividend Payment Date, under no circumstances shall the Corporation make any payment to any party (including any holder of Series A Convertible Preferred Stock) in connection with the conversion of shares of Series A Convertible Preferred Stock into shares of Common Stock.

Section 6. Mandatory Conversion or Redemption Upon a Change of Control.

(a) If a Change of Control (as defined in Section 6(c)) occurs, each holder of shares of Series A Convertible Preferred Stock that are outstanding immediately prior to the Change of Control shall be required either to: (i) convert all, but not less than all, of its shares of Series A Convertible Preferred Stock into Common Stock in accordance with the terms hereof; or (ii) submit all, but not less than all, of its shares of Series A Convertible Preferred Stock to the Corporation for redemption at the Redemption Price (as defined in Section 6(d)).

(b) Upon delivery by the Corporation to each such holder of shares of Series A Convertible Preferred Stock of a notice of a Change of Control (a “COC Notice”) setting forth the material terms of the proposed Change of Control and the procedure by which holders of Series A Convertible Preferred Stock may either convert their shares of Series A Convertible Preferred Stock into Common Stock or have such shares redeemed, each such holder shall return to the Corporation, within ten (10) business days of the date of the COC Notice a notice of election (the form of which shall be included in the COC Notice) (the “Notice of Election”) indicating whether such holder irrevocably elects to convert such holder’s  shares of Series A Convertible Preferred Stock into Common Stock or submit such shares for redemption.  If no response within 10 days, the Series A Convertible Preferred Stock shall be deemed to be converted.

(i) Any holder of shares of Series A Convertible Preferred Stock which returns to the Corporation a Notice of Election indicating that it chooses to convert its shares of Series A Convertible Preferred Stock into Common Stock must comply with Section 5, with such conversion to be completed immediately prior to the date upon which the Change of Control is consummated.

(ii) Any holder of shares of Series A Convertible Preferred Stock which returns to the Corporation a Notice of Election indicating that such holder chooses to submit its shares of Series A Convertible Preferred Stock to the Corporation for redemption must comply with this Section 6(b)(ii).

(A) The Redemption Price shall be payable, at the Corporation’s option, in: (A) cash; (B) the form of consideration the Corporation received in the Change of Control transaction; or (C) any combination thereof.  If the Corporation pays all or a portion of the Redemption Price in capital stock, no fractional shares of any such stock will be issued; instead, the Corporation will round the applicable number of shares of capital stock up to the nearest whole number of shares.

(iii) The Corporation shall comply with the requirements of Rule 14e-1 under the Exchange Act of 1934 (the “Exchange Act”) and any other securities laws and regulations to the extent those laws and regulations are applicable in connection with the purchase of Series A Convertible  Preferred Stock as a result of a Change of Control with respect to the Corporation.  To the extent that the provisions of any securities laws or regulations conflict with any of the provisions of this Section 6, the Corporation shall comply with the applicable securities laws and regulations and shall be deemed not to have breached its obligations under this Section 6.

(iv) The Corporation shall not be required to purchase any shares of Series A Convertible Preferred Stock upon the occurrence of a Change of Control if a third party makes an offer to purchase the Series A Convertible Preferred Stock in the manner, for the amount, at the times and otherwise in compliance with the requirements described in this Section 6 and purchases all shares of Series A Convertible Preferred Stock validly tendered and not withdrawn.

(c)  “Change of Control” shall mean, with respect to the Corporation, the occurrence of any of the following:

(i) the Corporation consolidates or merges with or into, or is acquired by, another person (other than a wholly owned subsidiary); provided, however, that a transaction, in which either (A) the Company is the surviving entity or (B) the holders of the Corporation’s Common Stock and Series A Convertible Preferred Stock collectively immediately prior to such transaction have, directly or indirectly more than 50% of the aggregate power of the common stock of the continuing or surviving corporation or transferee entitled to vote generally at the election of directors immediately after such event, shall not be a Change of Control; or

(ii) the Corporation sells, assigns, conveys, transfers, leases or otherwise disposes of all or substantially all of its assets (determined on a consolidated basis) to any person other than to a wholly owned Subsidiary.

(d) “Redemption Price” per share of Series A Convertible Preferred Stock shall be equal to: (i) 20% of Net Sale Price divided by; (ii) 13,075,468.  The “Net Sale Price” shall be equal to the aggregate purchase price payable if the Corporation consolidates or merges with or into, or is acquired by, another person as contemplated by Section 6(c)(i); or (ii) the aggregate purchase price payable to the Corporation if the Corporation sells all or substantially all of its assets as contemplated by Section 6(c)(ii), in each case less closing costs, accounts payable, trade indebtedness, working capital lines of credit, amounts due and payable pursuant to contracts between the Corporation and third parties or other indebtedness.

Section 7. Voting Rights.

(a) In addition or as otherwise required by law, so long as any shares of Series A Convertible Preferred Stock shall be outstanding, holders of shares of Series A Convertible Preferred Stock shall vote on an as-converted basis (based on the Initial Conversion Rate) on all together with the holders of Common Stock as a single class on all matters as to which the holders of Common Stock are entitled to vote, except that (A) the holders of shares of Series A Convertible Preferred Stock shall vote together as a separate class to elect one (1) member of the Board of Directors of the Corporation (the “Series A Director”) so long as a majority of the shares of Series A Convertible Preferred Stock issued on the Issue Date (adjusted for any stock splits or reverse stock splits which may occur) remain issued and outstanding; and (ii) as provided in subsection (b) below.

(b) So long as any shares of Series A Convertible Preferred Stock shall be outstanding and unless the consent or approval of a greater number of shares of Series A Convertible Preferred Stock shall then be required under the DGCL, without first obtaining the approval of the holders of at least 67% of the then outstanding shares of Series A Convertible Preferred Stock, given in person or by proxy either by written consent or at a meeting at which holders of such shares shall be entitled to vote separately as a class, the Corporation shall not either directly or by amendment, merger, consolidation or otherwise: (i) liquidate, dissolve or wind-up the affairs of the Corporation; (ii) amend, alter, or repeal any provision of this Certificate of Designation, or the Certificate of Incorporation or the Bylaws of  the Corporation if such amendment, alteration or repeal would materially and adversely affect the rights of the Series A Convertible Preferred Stock; (iii) create or authorize the creation of or issue any Parity Stock or Senior Stock; (iv) increase the maximum number or decrease the minimum number of directors set forth in the Company’s bylaws; or (v) authorize or effect the acquisition by the Corporation or any subsidiary of another entity by means of a purchase of all or substantially all of the capital stock or assets of such entity. Notwithstanding the foregoing, the Corporation shall have the right to file a certificate of correction or similar amendment to the Certificate of Incorporation (including this Certificate of Designation) in the event that the Corporation determines that the Certificate of Incorporation or this Certificate of Designation contains a misstatement or mistake.

Section 8. Residual Rights.  All rights accruing to the outstanding shares of the Corporation not expressly provided for to the contrary herein shall be vested in the Common Stock.

Section 9. Preemptive Rights.  The holders of the Series A Convertible Preferred Stock are not entitled to any preemptive rights.

Section 10. Outstanding Shares.  All shares of Series A Convertible Preferred Stock shall be deemed outstanding except, from the date of surrender of certificates representing shares of Series A Convertible Preferred Stock for conversion into Common Stock, all such shares of Series A Convertible Preferred Stock shall be deemed converted into shares of Common Stock.

[signature on following page]

IN WITNESS WHEREOF, NXT Nutritionals Holdings, Inc., has caused this Certificate of Designation to be signed by Francis McCarthy, its Chief Executive Officer, this 21st day of November, 2011.

NXT NUTRITIONALS HOLDINGS, INC.

By           /s/ Francis McCarthy
Name:    Francis McCarthy
Title:      President and Chief Executive Officer